EXHIBIT 99.1

PRESS RELEASE
WEBSTER FINANCIAL CORPORATION
Webster Contacts:
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Media: Art House, 203-578-2391
            ahouse@websterbank.com
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Investors: James M. Sitro, 203-578-2399
               jsitro@websterbank.com
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                 WEBSTER TO REPURCHASE 2.5 MILLION COMMON SHARES

         WATERBURY, Conn., September 14, 2001 -- Webster Financial Corporation (Nasdaq: WBST), the holding company for Webster Bank, announced today that its Board of Directors has authorized the repurchase of up to 2.5 million shares, or approximately 5 percent of Webster's 49.5 million shares of outstanding common stock.

         "The Board of Directors believes that Webster shares represent an attractive investment," said James C. Smith, Webster's chairman and chief executive officer. "Purchasing our shares at current market prices provides an excellent means to enhance shareholder value. Over the near term, our repurchase plan will help to ensure liquidity and alleviate the affects of any order imbalances resulting from the events of the past week. The Board of Directors has full confidence in the strength and stability of the U.S. equities market, and particularly in the value of Webster shares. We look forward to speedy resumption of normal market operations."

         Webster will repurchase these shares in the open market and unsolicited negotiated transactions, including block purchases, over the next year. With today's announcement, Webster has initiated nine stock repurchases since the company became public in 1986. Five of those buybacks have taken place in the last seven years.

                                      * * *

         Webster Financial Corporation is the holding company for Webster Bank, which provides business and consumer banking, mortgage, insurance, trust and investment services through more than 100 banking offices, 210 ATMs and the Internet (www.websterbank.com). Webster Financial Corporation owns Center Capital Corporation, an equipment financing company headquartered in Farmington, Connecticut, and is majority owner of Chicago-based Duff & Phelps, a leader in investment banking and financial advisory services.

         For more information on Webster, including past press releases and the latest Annual Report, visit the Webster Bank website at www.websterbank.com..
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